Exhibit 99.1

Seer Confirms Receipt of Unsolicited Proposal and Director Candidate Nominations from Radoff-JEC Group

No Stockholder Action Required at This Time

REDWOOD CITY, Calif. – April 13, 2026 – Seer, Inc. (Nasdaq: SEER) (“Seer” or the “Company”), the pioneer and trusted partner for deep, unbiased proteomic insights, today confirmed that it has received a highly contingent, non-binding and unsolicited proposal from Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group”) to acquire all of the outstanding shares of Seer’s Class A common stock for $2.25 per share in cash plus a contingent value right (the “Proposal”).

Consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Seer Board of Directors (the “Board”) will carefully review and consider the Proposal to determine the course of action that it believes is in the best interests of the Company and all Seer stockholders.

In addition, Radoff-JEC Group has nominated three director candidates to stand for election to the Board at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The Corporate Governance and Nominating Committee of the Board will review the proposed nominees in accordance with the Company’s bylaws.

The Board will present its formal recommendation regarding the Radoff-JEC Group’s director nominations in the Company’s definitive proxy statement, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2026 Annual Meeting. The date of the 2026 Annual Meeting has not yet been announced.

No stockholder action is required at this time.

Perella Weinberg Partners LP is serving as financial advisor to Seer and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal counsel.

About Seer, Inc.

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with a scale, speed, precision and reproducibility previously unattainable. Seer’s Proteograph® Product Suite integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables and advanced analytical software to overcome the limitations of traditional proteomic methods. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information, visit www.seer.bio.

For more information, please email us at pr@seer.bio.

Additional Information and Where to Find It

Seer, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with Seer’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Seer plans to file a proxy statement (the “2026 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Omid Farokhzad, Meeta Gulyani, Robert Langer, Terrance McGuire, Deep Nishar, Isaac Ro and Nicolas Roelofs, all of whom are members of Seer’s board of directors, and David Horn, Seer’s president and chief financial officer, are participants in Seer’s solicitation. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2026 Proxy Statement and other relevant documents to be filed by Seer with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Seer’s definitive proxy statement for its 2025 Annual Meeting of Stockholders (the “2025 Proxy Statement”), which was filed with the SEC on May 28, 2025, and is available here. Particular attention is directed to the sections of the 2025 Proxy Statement captioned “Board of Directors and Corporate Governance,” “Executive Compensation,” “Named Executive Officer Compensation Overview,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships, Related Party and Other Transactions.” To the extent that holdings of such participants in Seer’s securities have changed since the amounts printed in the 2025 Proxy Statement, such changes have been reflected on the following filings: for Mr. Farokhzad, on May 22, 2025, August 21, 2025, November 21, 2025, December 11, 2025, February 5, 2026, and February 19, 2026; for Ms. Gulyani, on July 9, 2025; for Mr. Langer, on July 9, 2025; for Mr. McGuire, on July 9, 2025 and December 11, 2025; for Mr. Nishar, on June 16, 2025 and July 9, 2025; for Mr. Ro, on September 3, 2025; for Mr. Roelofs, on July 9, 2025; and for Mr. Horn, on May 22, 2025; August 21, 2025; November 21, 2025, February 5, 2026, and February 19, 2026.

Promptly after filing its definitive 2026 Proxy Statement with the SEC, Seer will mail the definitive 2026 Proxy Statement and a BLUE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2026 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SEER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Seer’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting at the SEC’s website, which is located here. Copies of Seer’s definitive 2026 Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting will also be available, free of charge, at Seer’s website, which is located here, or by writing to Investor Relations, Seer, Inc., 3800 Bridge Parkway, Suite 102, Redwood City, CA 94065.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the actions to be taken by the Board. These and other risks are described more fully in Seer’s filings with the SEC and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Patrick Schmidt

pr@seer.bio

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Joseph Sala

(212) 355-4449

Investor Contact:

Marissa Bych

investor@seer.bio